                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     ICN Pharmaceuticals, Inc. is incorporated in the State of Delaware. The following table shows the Company's subsidiaries as of December 31, 2001, the percentage of their voting securities (including directors' qualifying shares) then owned, directly or indirectly by the Company, and the jurisdiction under which each subsidiary is incorporated. These subsidiaries are included in the Company's Consolidated Financial Statements.

                                                                   PERCENTAGE
                                                                   OF VOTING
                                             JURISDICTION       SECURITIES OWNED
                                                  OF               BY COMPANY
                                            INCORPORATION         OR SUBSIDIARY
                                            -------------       ----------------
ICN Canada, Limited                             Canada                 100
Alpha Pharmaceutical, Inc.                      Panama                 100
ICN Farmaceutica, S.A. de C.V.                  Mexico                 100
Laboratorios Grossman, S.A.                     Mexico                 100
ICN Pharmaceuticals, Holland, B.V.            Netherlands              100
ICN Biomedicals, Inc.                          Delaware                100
ICN Yugoslavia                                Yugoslavia                75(a)
ICN Pharmaceuticals Germany GmbH                Germany                100
ICN Pharmaceuticals Australasia Pty Ltd.       Australia               100
ICN Pharmaceuticals Japan, K.K.                  Japan                 100
ICN Biomedicals B.V.                          Netherlands              100
ICN Iberica S.A.                                 Spain                 100
ICN Pharmaceuticals, Ltd.                         UK                   100
ICN Biomedicals, GmbH                           Germany                100
ICN Pharmaceuticals France S.A.                 France                 100
ICN Biomedicals S.R.L.                           Italy                 100
ICN Biomedicals N.V.                            Belgium                100
ICN Oktyabr                                     Russia                  95
ICN Polypharm                                   Russia                  96
ICN Leksredstva                                 Russia                  97
ICN Hungary Company, Ltd.                       Hungary                 96
Fuzio-Pharma Rt.                                Hungary                 97
ICN Polfa Rzeszow                               Poland                  98
AO Tomsk Chemical Pharmaceutical Plant          Russia                  90
Marbiopharm                                     Russia                  93
ICN Dutch Holdings B.V.                       Netherlands              100
ICN Czech Republic                           Czech Republic            100
ICN Solco AG                                  Switzerland              100
Draig Ltd.                                        UK                    75
Ribapharm Inc.                               United States             100


(a) On February 6, 1999, the government of the Federal Republic of Yugoslavia seized control of ICN Yugoslavia. This action, based on a decision reached by the Ministry for Economic and Property Transformation on November 26, 1998, effectively reduced the Company's equity ownership of ICN Yugoslavia from 75% to 35%. The Company had commenced litigation in the United States District Court of the District of Columbia against the government of Yugoslavia and related agencies to recover damages and obtain injunctive relief.

 * In accordance with the instructions of Item 601 of Regulation S-K, certain subsidiaries are omitted from the foregoing table.